Exhibit 99.1

Vantage Drilling International Reports Second Quarter Results for 2018

HOUSTON, August 8, 2018 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss of approximately $31.1 million or $6.22 per share for the three months ended June 30, 2018 as compared to a net loss of $36.6 million or $7.32 per share for the three months ended June 30, 2017.

As of June 30, 2018, Vantage had approximately $186.9 million of cash, including $5 million of restricted cash, compared to $195.5 million at December 31, 2017. Uses of cash during the quarter included, among other things, funding of a $15.0 million downpayment to acquire a modern jackup.

Ihab Toma, CEO, commented, “I am pleased to report another positive quarter, with industry leading rig utilization and successful repositioning and deployment of the Topaz Driller in Cameroon. Revenues are up 14% from the comparable quarter in the prior year and operationally we delivered an outstanding 97% uptime during the quarter.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships and four premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Thomas J. Cimino

     Chief Financial Officer

     Vantage Drilling International

     (281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Contract drilling services	$55,183	$47,785	$106,778	$85,841
Management fees	304	405	605	806
Reimbursables	4,974	5,073	10,741	8,665
Total revenue	60,461	53,263	118,124	95,312
Operating costs and expenses
Operating costs	44,650	40,363	85,635	69,361
General and administrative	6,278	11,501	13,632	22,980
Depreciation	17,711	18,554	35,579	36,993
Total operating costs and expenses	68,639	70,418	134,846	129,334
Loss from operations	(8,178)	(17,155)	(16,722)	(34,022)
Other income (expense)
Interest income	220	215	441	356
Interest expense and other financing charges	(19,412)	(19,023)	(38,683)	(37,922)
Other, net	(514)	842	(1,084)	1,394
Bargain purchase gain	—	1,910	—	1,910
Total other expense	(19,706)	(16,056)	(39,326)	(34,262)
Loss before income taxes	(27,884)	(33,211)	(56,048)	(68,284)
Income tax provision	3,210	3,381	7,183	4,807
Net loss	$(31,094)	$(36,592)	$(63,231)	$(73,091)
Net loss per share, basic and diluted	$(6.22)	$(7.32)	$(12.65)	$(14.62)
Weighted average ordinary shares outstanding, basic and diluted	5,000	5,000	5,000	5,000

Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating costs and expenses
Jackups	$16,523	$20,029	$30,985	$32,891
Deepwater	21,699	13,908	41,511	24,964
Operations support	3,367	3,498	6,494	6,467
Reimbursables	3,061	2,928	6,645	5,039
	$44,650	$40,363	$85,635	$69,361

Utilization
Jackups	88.5%	80.4%	87.3%	66.9%
Deepwater	63.2%	32.8%	58.7%	33.1%

Vantage Drilling International
Consolidated Balance Sheet
(In thousands, except share and par value information)
(Unaudited)

	June 30, 2018	December 31, 2017

ASSETS
Current assets
Cash and cash equivalents	$181,860	$195,455
Restricted cash	5,000	-
Trade receivables	41,090	45,379
Inventory	43,892	43,955
Prepaid expenses and other current assets	14,990	13,207
Total current assets	286,832	297,996
Property and equipment
Property and equipment	919,473	904,584
Accumulated depreciation	(176,431)	(141,393)
Property and equipment, net	743,042	763,191
Other assets	17,583	21,935
Total assets	$1,047,457	$1,083,122

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$43,032	$39,666
Accrued liabilities	22,171	25,117
Current maturities of long-term debt	—	4,430
Total current liabilities	65,203	69,213
Long–term debt, net of discount and financing costs of $31,294 and $56,174	947,258	919,939
Other long-term liabilities	21,452	17,195
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(360,433)	(297,202)
Total shareholders' equity	13,544	76,775
Total liabilities and shareholders’ equity	$1,047,457	$1,083,122

Vantage Drilling International
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(63,231)	$(73,091)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	35,579	36,993
Amortization of debt financing costs	234	234
Amortization of debt discount	24,647	24,401
Amortization of contract value	3,130	1,504
PIK interest on the Convertible Notes	3,823	3,780
Share-based compensation expense	3,772	1,727
Bargain purchase gain	—	(1,910)
Deferred income tax benefit (expense)	592	(3,315)
(Gain) loss on disposal of assets	(2,524)	191
Changes in operating assets and liabilities:
Trade receivables	4,289	(12,614)
Inventory	63	815
Prepaid expenses and other current assets	(3,833)	(422)
Other assets	865	5,471
Accounts payable	3,366	4,135
Accrued liabilities and other long-term liabilities	(2,441)	(3,768)
Net cash provided by (used in) operating activities	8,331	(15,869)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(771)	(1,203)
Down payment on rig purchase	(15,000)	—
Cash paid for Vantage 260 acquisition	—	(13,000)
Net proceeds from sale of Vantage 260	4,660	—
Net cash used in investing activities	(11,111)	(14,203)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(5,815)	(715)
Net cash used in financing activities	(5,815)	(715)
Net decrease in cash and cash equivalents	(8,595)	(30,787)
Unrestricted and restricted cash and cash equivalents—beginning of period	195,455	231,727
Unrestricted and restricted cash and cash equivalents—end of period	$186,860	$200,940